Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 9th day of October, 2015, between Foundation Building Materials, LLC (the “Company”) and Ruben Mendoza (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Executive’s employment hereunder shall commence on the Closing Date (as defined in such agreement) of the transactions contemplated by that certain Transaction Agreement dated as of August 19, 2015, by and among CI (FBM) Holdings LLC, CI FBM AIV Mini-Master L.P., FBM AIV Blocker Inc., FBM AIV Blocker II Inc., FBM Intermediate Inc., FBM Intermediate Holdings LLC, CI Capital Investors II, L.P., CI Capital Investors II (AIV-A), L.P., CI Capital Investors II (AIV), L.P., and LSF9 Cypress Holdings LLC (the “Purchase Agreement”), or such other date as may be mutually agreed between the Parties (the “Effective Date”) and end on the date the Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). In the event that the Purchase Agreement is terminated in accordance with its terms prior to the Closing of the transactions contemplated thereby, this Agreement shall immediately terminate and be null and void and without effect. During the Employment Period, the Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates and will not engage in (i) any other employment or business activities, or (ii) any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or that would materially interfere with his duties hereunder. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, managing personal or family investments, or engaging in such other activities as the Board of Directors of the Company or its equivalent (such entity, the “Board”) may approve from time to time, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities hereunder. The Executive’s primary place of work shall be the Company’s offices in Orange County, California.

2. Position. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board. During the Employment Period, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Board consistent with the Executive’s position and shall render such other services for the Company as the Board may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, and shall be subject to review on an annual basis as determined by the Board or a committee thereof (the “Base Salary”). The Executive’s Base Salary shall not be subject to decrease, other than a reduction which is part of a general cost reduction approved by the Board affecting other similarly situated employees and which does not exceed ten percent (10%) of the Executive’s then Base Salary when combined with any such prior reductions.

(b) Annual Bonus. With respect to each calendar year ending during the Employment Period, in addition to the Base Salary, the Executive may be eligible to earn an annual cash performance bonus based upon the achievement of performance targets established by the Board (or a committee thereof). The target amount for such annual cash performance bonus shall be no less than 120% of Base Salary (the “Target Bonus”), and any actual bonus shall be determined in accordance with the terms of the annual cash performance bonus plan as in effect from time to time. Except as otherwise provided in Section 4, in order to receive payment of any such annual cash performance bonus, the Executive must be continuously employed by the Company or any of its subsidiaries through the date of actual payment.

(c) Long-Term Incentive Plan. The Executive shall receive an award under the LSF9 Cypress Parent LLC Long Term Incentive Plan (the “LTIP”) in accordance with the plan document and award agreement in substantially the form previously provided to the Executive. Such award shall be subject to the terms and conditions of the LTIP and the award agreement issued thereunder.

(d) Participation in Benefit Plans. During the Employment Period, the Executive shall be entitled to receive all perquisites and participate in all benefit plans, programs and policies maintained by the Company from time to time that are available generally to its similarly-situated senior executives; provided, however, that the Executive’s right to receive such perquisites and participate in such plans, programs and policies shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans, programs and policies. The Company may, in its sole discretion and from time to time, amend, eliminate or establish benefit programs as it deems appropriate.

(e) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. Any expenses shall be reimbursed promptly in accordance with such policies and procedures.

(f) Paid Time Off. The Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policy and as otherwise provided for senior executive officers, but in no event less than four (4) weeks PTO.

(g) Perquisites. During the Employment Period, the Executive shall be reimbursed for all dues and other business related costs required to maintain the Executive’s membership in the Big Canyon Country Club. In addition, during the Employment Period, the Executive shall be furnished a Company vehicle with a lease payment of no more than $2,300.00 per month. All expenses related to the Company vehicle shall be paid by the Company. Notwithstanding the foregoing, no payments or reimbursements shall be made under this Section 3(g) on or after the first date that the Company experiences any material default under the any of the Company’s credit agreements. For these purposes, a “material default” shall include any payment default or any violation of any negative covenant under such agreements.

4. Termination of Employment. Subject to the further provisions of this Section 4, the Employment Period and the Executive’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive’s employment as set forth in this Section 4. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern the Executive’s rights to compensation and benefits upon termination of employment with the Company.

(a) Notice of Termination. Any termination or resignation of the Executive’s employment by the Company or by the Executive, as applicable, under this Section 4 (other than termination of employment as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating whether the termination is for or without Cause (as defined below) or the resignation is for or without Good Reason (as defined below), (ii) indicating the specific termination provision in this Agreement relied upon, and (iii) specifying a date of termination (the “Date of Termination”), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Cure Period, in the case of Executive’s resignation for Good Reason, or such other date as mutually agreed by the Company and the Executive).

(b) Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid (payable as soon as practicable following, but in all events within 30 days of the Date of Termination); any unreimbursed business expenses; and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).

(c) Termination by the Company without Cause or Resignation For Good Reason. If the Executive’s employment shall be terminated by the Company without Cause (and not by reason of Executive’s death or Disability), or by the Executive for Good Reason, then, in addition to the Accrued Rights, the Company shall (subject to the Executive’s execution, within twenty-one (21) days following receipt, of a waiver and general release of claims in substantially the form attached hereto as Exhibit A (the “Release”), and such Release becoming effective and irrevocable in accordance with its terms within thirty (30) days following the Date of Termination):

(i) pay to the Executive any annual bonus earned by the Executive pursuant to Section 3(b) for any calendar year completed prior to the Date of Termination that remains unpaid as of the Date of Termination (payable at the same time as such annual bonuses are paid to executives generally);

(ii) pay to the Executive the annual bonus earned by the Executive pursuant to Section 3(b) for the calendar year that includes the Date of Termination (based on actual performance during such year), which amount shall be pro-rated to reflect the number of days that the Executive was employed by the Company during such calendar year and which shall be payable at the same time as such annual bonuses are paid to executives generally;

(iii) pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Base Salary (as in effect immediately prior to the Date of Termination) for a period of twenty-four (24) months following the Date of Termination; and

(iv) for the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, the date the Executive becomes eligible to receive healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), if the Executive and/or his or her eligible dependents who were covered under the Company’s health insurance plans as of the Date of Termination elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and are eligible for such coverage, the Company shall pay for or reimburse the Executive on a monthly basis for an amount equal to (1) the monthly premium the Executive and/or his or her covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for the Executive and/or his or her eligible dependents, as applicable, who were covered under the Company’s health plans as of the Date of Termination, less (2) the amount the Executive would have had to pay to receive group health coverage for the Executive and/or his or her covered dependents, as applicable, based on the cost sharing levels in effect on the Date of Termination. If any of the Company’s health benefits are self-funded as of the Executive’s Date of Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to the Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). The Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. The Executive shall notify the Company immediately if the Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

Notwithstanding the foregoing, (x) any payments pursuant to this Section 4(c) that would otherwise be payable in the first thirty (30) days following the Date of Termination shall be withheld and become payable in a lump sum on the thirtieth (30th) day following the Date of Termination and (y) the Company shall not be obligated to make any such payments described in this Section 4(c) after the date the Executive first violates any of the restrictive covenants set forth in Section 5.

(v) “Cause” shall be deemed to exist if any of the following items shall apply: (i) a material breach of any written agreement between the Executive and the Company or any affiliate, including, without limitation, a breach by the Executive of the Executive’s obligations under this Agreement or any other written agreement between the Executive and the Company or an affiliate; (ii) ongoing and repeated non-performance by the Executive of his duties and responsibilities to the Company (other than any such non-performance resulting from the Executive’s incapacity due to physical or mental illness or any such non-performance after his issuance of a written notice to the Company of his intention to resign for Good Reason), intentional or negligent misconduct by the Executive in the performance of his duties to the Company a material violation by the Executive of any written policies of the Company or the specific written and lawful directions of the Board; (iii) a breach of any fiduciary duty which the Executive owes to the Company or any affiliate in his capacity as an employee or officer; (iv) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud; (v) the use of illicit drugs or other illicit substances or the abuse of licit drugs or other substances on Company premises or during the performance of the Executives duties or that otherwise causes material harm to the Company or any affiliate; or (vi) an unexplained absence from work for more than ten (10) days in any twelve (12) month period (vacation, Company-approved personal leave, Company-approved sick leave, and Disability excepted). The Executive’s employment will be deemed to have been terminated for Cause if it is determined subsequent to his termination of employment that grounds for termination of his employment for Cause existed at the time of his termination of employment. Notwithstanding the foregoing, prior to the determination that “Cause” under clauses (i), (ii), (iii), (v) or (vi) of this paragraph has occurred, the Company shall (A) provide to the Executive in writing, in reasonable detail, the reasons for the determination that such “Cause” exists and (B) if such circumstances are curable, afford Executive a reasonable opportunity to remedy any such breach, but in no event less than ten (10) days.

(vi) “Good Reason” shall be deemed to exist if, without the Executive’s consent: (A) there is a material diminution in the duties, responsibilities, or authority of the Executive, or the Executive no longer reports directly to the Board; (B) there is a reduction in the Executive’s then Base Salary and Target Bonus, other than a reduction which is part of a general cost reduction affecting other similarly situated employees and which does not exceed ten percent (10%) of the Executive’s then target base compensation in the aggregate when combined with any such prior reductions; (C) the Executive is required to relocate to a location outside of Orange County, California; or (D) there is a material breach by the Company of any agreement between the Executive and the Company or any affiliate, including, without limitation, a material breach by the Company of the Company’s obligations under this Agreement or any other agreement between the Executive and the Company or an affiliate. In each such case of

Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination within ninety (90) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Executive following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Executive’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

Following the Executive’s termination of employment by the Company without Cause (and not by reason of Executive’s death or Disability), or by the Executive for Good Reason, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company for Cause; Resignation Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or upon the Executive’s resignation without Good Reason, the Executive shall only be entitled to receive the Accrued Rights. Following the Executive’s termination of employment by the Company for Cause or upon the Executive’s resignation without Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Disability or Death. The Employment Period and the Executive’s employment hereunder shall terminate immediately upon the Executive’s death and may be terminated by the Company if the Executive becomes or is reasonably expected to be (in the good faith judgment of the Board) physically or mentally incapacitated and therefore unable for a period of one hundred twenty (120) consecutive days to perform the essential functions of Executive’s position, with or without a reasonable accommodation (such incapacity is hereinafter referred to as “Disability”), in each case, in a manner consistent with applicable state and federal law. Upon termination of the Executive’s employment hereunder by reason of his Disability or death, the Executive or the Executive’s estate (as the case may be) shall only be entitled to receive (i) the Accrued Rights and (ii) such additional payments, if any, as determined by the Board in its sole and absolute discretion. Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 4(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Return of Property. Upon cessation of the Executive’s employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any affiliate of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company. The Executive further agrees that the Executive will promptly forward to the Company (and thereafter destroy any physical or electronic copies thereof) any confidential business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to the Executive following the Executive’s last day of employment. The provisions of this Section 4(f) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 4(f).

(g) Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company (other than by reason of the Executive’s death), the Executive shall be deemed to have resigned from all positions that the Executive may then hold as an employee or officer of the Company or any affiliate of the Company. The Executive shall promptly deliver to the Company any additional documents reasonably required by the Company to confirm such resignations.

(h) Further Assurances; Cooperation. Following the termination of the Executive’s employment with the Company, the Executive shall execute any and all documents to secure the Company’s right to any Work Product (as defined in Section 5(b)), and the Executive agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with the Company and its affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate of the Company, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall pay to the Executive an hourly retainer of $300 for any such assistance and testimony.

5. Restrictive Covenants.

(a) Confidential Information. During the course of the Executive’s employment with the Company, the Executive will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive agrees that the Confidential Information constitutes a protectable business interests of the Company and its affiliates and covenants and agrees that at all times during the Executive’s employment with the Company, and at all times following the Executive’s termination, the Executive will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the

Executive, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates, or the predecessors of any such entities.

(b) Intellectual Property Ownership. The Executive hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Executive, solely or jointly with others, during the course of performing work for or on behalf of the Company or any affiliate of the Company, or the predecessors of any such entities, whether as an employee or independent contractor, (ii) that the Executive conceives, develops, discovers or makes in whole or in part during the Executive’s employment by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, (iii) that the Executive conceives, develops, discovers or makes in whole or in part during or after the Executive’s employment by the Company that are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any affiliate of the Company, or that result from any work the Executive performs for the Company or any affiliate of the Company, or (iv) developed or created by the Executive, solely or jointly with others, at any time before the Employment Period, that relate to or involve the Company’s businesses (including, but not limited to, the business of the Company Group) (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Executive for any reason retains any right, title or interest in or relating to any Work Product, the Executive agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, the Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Executive will promptly disclose to the Company any such Work Product in writing.

(c) Agreement Not to Solicit Employees. The Executive agrees that during the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Date of Termination (the “Restricted Period”) the Executive shall not, directly or indirectly, solicit or recruit any person who is as of the Date of Termination (or was within twelve (12) months prior to the Date of Termination) an employee of the Company or an affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public).

(d) Non-Disparagement. The Executive shall not, while employed by the Company or at any time thereafter, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. The Company shall not (and shall use reasonable efforts to procure that its directors and officers shall not) disparage the Executive in any way that materially and adversely affects him or his reputation or business relationships. Notwithstanding the foregoing, this Section shall not prohibit either Party from rebutting claims or statements made by any other person.

(e) Enforcement. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. The Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 5, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

6. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

8. Section 409A of the Internal Revenue Code.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 4 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral) or Treas. Reg. § 1.409A-1(b)(9) (involuntary separation pay) or any other applicable exemption under Section 409A of the Code. No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) (a “Separation from Service”). The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall be consistent with the foregoing exemptions under, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements.

(b) If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 8(b) shall be paid or distributed to the Executive in a lump sum on the earlier of (i) the date that is six (6)-months following the Executive’s Separation from Service, (ii) the date of the Executive’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company and the Executive shall amend this Agreement, or take such other actions as the Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this

Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

9. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

10. Binding Arbitration.

(a) Generally. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any Party aggrieved will deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a Party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 10(a). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. Except as otherwise provided in this Agreement or by applicable law, the arbitrator will be authorized to apportion its fees and expenses as the arbitrator deems appropriate and the arbitrator will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each Party will bear its own expenses and the fees of its own attorney.

(d) Confidentiality. The Parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by law, the existence of any controversy under this Section 10, the referral of any such controversy to arbitration or the status or resolution thereof.

(e) Waiver. The Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

(f) Acknowledgment. The Executive acknowledges that before agreeing to participate in this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of the Executive’s choice, and that this provision constitutes advice from the Company to do so if the Executive chooses. The Executive further acknowledges that the Executive has agreed to enter into this Agreement of the Executive’s own free will, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that the Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 10.

11. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations to any affiliate or a successor to the business of the Company or all or substantially all of the assets of the Company without the consent of the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including without limitation any previous employment agreements entered into between Executive and the Company or any of its affiliates.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

16. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the date first set forth above.

EXECUTIVE

/s/ Ruben Mendoza
Ruben Mendoza

FOUNDATION BUILDING MATERIALS, LLC

By:	/s/ John J. Gorey
	Name:	John J. Gorey
	Title:	Chief Financial Officer, Treasurer &
Secretary

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this      day of             ,         , between                      (“Executive”), and Foundation Building Materials, LLC (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of             , 2015 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and the Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to the Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by the Executive, and which the Executive acknowledges that he or she would not otherwise be entitled to receive, the Executive and the Company hereby agree as follows:

1. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which the Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the

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Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by applicable law or under any applicable insurance policy with respect to the Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right the Executive may have to enforce the Company’s executory obligations under the Agreement; and

(vi) Claims the Executive may have to vested or earned compensation and benefits.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[Note: Clauses (c), (d) and (e) apply only if the Executive is age 40 or older at time of termination]

(c) The Executive acknowledges that this Release was presented to him or her on the date indicated above and that the Executive is entitled to have twenty-one (21) days’ time in which to consider it. The Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that the Executive should

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consult with an attorney of his or her choice before signing this Release, and the Executive has had sufficient time to consider the terms of this Release. The Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, the Executive does so knowingly, voluntarily, and upon the advice and with the approval of the Executive’s legal counsel (if any), and that the Executive voluntarily waives any remaining consideration period.

(d) The Executive understands that after executing this Release, the Executive has the right to revoke it within seven (7) days after his or her execution of it. The Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and the Executive does not revoke the Release in writing. The Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. The Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) The Executive understands that this Release shall become effective, irrevocable, and binding upon the Executive on the eighth (8th) day after his or her execution of it, so long as the Executive has not revoked it within the time period and in the manner specified in clause (d) above.

(f) The Executive further understands that the Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of the Executive’s termination of employment.

2. No Assignment. The Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees. The Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from the Executive.

3. Severability. If any portion or provision of this Release shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

4. Headings. The headings and captions in this Release are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

5. Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

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6. Governing Law. This Release shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.

7. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of the Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8. Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE

FOUNDATION BUILDING MATERIALS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO RELEASE